UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Centex Corporation
3333 Holding Corporation

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June 16, 2003

Dear Shareholder:

At the Company’s 2003 Annual Meeting of Stockholders, we are seeking your approval of the Centex Corporation 2003 Equity Incentive Plan. As described in the Proxy Statement we recently mailed to you, the purposes of the Plan are to align the interests of Centex’s employees and directors to the interests of Centex’s stockholders by rewarding outstanding contributions to the success and profitability of Centex. The Plan will also strengthen Centex’s ability to attract and retain talented employees and directors.

THE 2003 EQUITY INCENTIVE PLAN IS IMPORTANT
WE URGE YOU TO VOTE FOR IT

The 2003 Equity Incentive Plan (the “Plan”) is intended to provide Centex the means by which to pay long-term equity incentive compensation to its employees and directors. Awards to be made under the Plan will be PERFORMANCE-BASED stock and stock unit awards and stock options, except for limited grants to new employees. Taking an industry-leadership position, effective April 1, 2003, Centex began expensing newly issued stock options. All stock options granted under the Plan must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and a term of no more than ten years.

As you are aware, the Company’s net earnings have grown at a compounded rate of 40% over the last eight years. Our stock has also done well, increasing in price by over 65% since the beginning of the calendar year. Despite this success, the stock still sells at a single-digit multiple. Our PERFORMANCE-BASED compensation and long-term incentive plans have played an important role in our strong performance. We believe that this excellent performance will continue.

Our employees who have earned stock options fully recognize the Company's exceptional prospects as well as the modest valuation of the stock. Accordingly, it is not surprising that they are holding their options for longer periods. Unfortunately, those decisions have caused the number of options held compared to outstanding shares, or overhang, to escalate. This overhang should be reduced over time as this mis-valuation of the stock is corrected.

June 16, 2003

We are asking our investors to vote for a new stock plan authorization. That authorization is important for us to be able to provide appropriate performance-based incentives to our employees. Voting against this proposal would be tantamount to penalizing Centex employees for their belief that the Company’s excellent performance will be ultimately reflected in a higher stock price.

THE PLAN IS IN THE INTEREST OF STOCKHOLDERS

•	The Plan is administered by a Compensation Committee composed of independent directors who approve the amount and terms of the awards.

•	The Plan is performance-based; awards are made upon the attainment of annual performance goals.

•	The Plan does not permit stock option repricing.

•	The Plan does not permit option “reloads” (the grant of additional options to preserve upside following option exercise).

•	The Plan requires the exercise price of all options to be at least 100% of fair market value on the date of grant.

We have made every effort to responsibly address the issues most commonly raised by stockholders in formulating the Plan. We have committed, over time, to repurchasing shares to offset option exercise dilution. We believe performance-based compensation plans are a key component to the impressive financial results and shareholder value creation of the Company, both historically and prospectively.

If you haven’t already done so, please vote by completing and returning the proxy card(s) included with your materials by mail, telephone or the internet.

Please vote FOR the proposals recommended by the Centex Corporation Board of Directors.

Thank you for your consideration.

Sincerely,

Laurence E. Hirsch
Chairman and Chief Executive Officer
Centex Corporation

2003 Equity Incentive Plan June 16, 2003

Forward-Looking Statements The following information contains forward^looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward^looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward^looking statements. The principal risks and uncertainties that may affect the Company's actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company's businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulation; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company's markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. Other risks and uncertainties may also affect the outcome of the Company's actual performance and results of operations. All forward looking statements involving earnings guidance or other financial projections contained herein were initially provided on April 23, 2003 and were not updated for this presentation.

Shares Outstanding 62 M Employees 17,500 Credit Ratings: BBB (S&P) Baa2 (Moody's) BBB+ (Fitch) Centex Corporation (NYSE: CTX) Key Facts Projected FY 2004 Net Earnings $610 - 675 M EPS (Diluted) $9.50 - $10.50 Return on Equity 23%-25% Founded in 1950 Public Since 1969 Market Capitalization $5.4 B

93 94 95 96 97 98 99 00 01 02 03 04P Revenues 61 85 92 0.91 1.8 2.36 3.75 4.22 4.65 6.11 8.83 9.5 1 93 94 95 96 97 98 99 00 01 02 03 04P Revenues 61 85 92 53 107 145 232 257 282 382 556 610 65 Impressive Performance (fiscal year - $ in billions) 93 94 95 96 97 98 99 00 01 02 03 04P Revenues 61 85 92 3.1 3.8 4 5.2 6 6.7 7.7 9.1 10 1 Revenues 17% CAGR 93 94 95 96 97 98 99 00 01 02 03 04P Revenues 61 85 92 144 246 327 494 580 605 805 1005 1125 100 Operating Earnings 30% CAGR Net Earnings 37% CAGR Earnings Per Share 35% CAGR

Share Price Performance: Overcoming Adversity 95 96 97 98 99 00 01 02 0 10 20 30 40 50 60 3/7/00 $18.00 9/20/01 $28.50 3/6/02 $62.50 6/16/03 $86.70 9/20/02 $38.50 7/19/01 $50.00 "9-11" "Bubble Babble" "Tech Boom" 70 03 80

Common Stock Profile (as of 6-16-03) Common shares outstanding 61.8 M Percent institutionally held 85% Current share price $86.70 Current Price/Earnings multiple 12 month trailing 9.8X 12 month forward 8.7X Historical P/E average (FY'96-'03) 11X

Stock Option Program (as of 6-16-03) Outstanding options 8.9 M Average exercise price $41.27 Average exercise period remaining 5.4 years Total option holders 207 Percent of options represented by Top 5 holdings 39% Top 10 holdings 51% Those holding 50,000 options or more (42 individuals) 79%

Historical Option Grants 93 94 95 96 97 98 99 00 01 02 03 Options Granted 14 950 335 340 738 1830 2220 2369 2108 1703 1725 Net Earnings 61 85 92 53 107 145 232 257 282 382 556 Options Outstanding 7637 7491 6944 6096 5391 5307 6773 7371 6891 7139 8105 340 FY Thousands $ Millions

Granted Option Dilution (Options Granted/Basic Shares Outstanding) Granted Option Dilution (Last 3yr Average) NVR 0.0939 KBH 0.0486 MDC 0.0431 TOL 0.0402 MTH 0.0346 RYL 0.0333 PHM 0.0324 Avg. 0.0308 CTX 0.0307 BZH 0.0281 SPF 0.0237 DHI 0.0126 LEN 0.011 Average of Last Three Fiscal Years

Granted Option Dilution (Options Granted/Basic Shares Outstanding) Dilution from Granted Options (Last FY) KBH 0.0472 MDC 0.0452 TOL 0.0367 RYL 0.0298 CTX 0.0284 Avg. 0.0264 MTH 0.0258 SPF 0.0244 PHM 0.023 NVR 0.0173 BZH 0.0158 LEN 0.0086 DHI 0.0053 Last Fiscal Year

Option Overhang (Options Available & Outstanding/Basic Shares Outstanding) Option Overhang NVR 0.5697 TOL 0.267 KBH 0.2543 MDC 0.2136 RYL 0.183 CTX 0.1726 Avg. 0.1575 SPF 0.1493 PHM 0.143 MTH 0.1335 BZH 0.1016 LEN 0.0644 DHI 0.0503 As of Last Fiscal Year End

Initiatives to Moderate Overhang Reduced stock option awards Some replaced with other equity-linked plans, including restricted stock Some replaced with cash Cost of these alternatives expensed Option buyback program 1998 and 1999 grants Bought back 1,250,000 options at $10 each Cost expensed Option life reduced to 7 years starting with fiscal year 2002 grants Began expensing options in fiscal 2004

Share Authorization Proposal 3,000,000 shares (including up 1,000,000 shares of restricted stock) The Plan is administered by a Compensation Committee composed of independent directors who approve the amount and terms of awards The Plan is performance-based; awards made upon the attainment of annual performance goals (excluding new hires) The Plan does not permit stock option repricing The Plan does not permit option "reloads" - the grant of additional options to preserve upside following option exercise The Plan requires the exercise price of all options to be at least 100% of fair market value At planned award levels, we would not expect to ask for another authorization until July 2005

Performance Based Plans Option awards are performance-based; awards made upon the attainment of annual performance goals Corporate Growth in Net Earnings Return on Equity Centex Homes Operating Earnings Contribution Improvement in Operating Margins Achieving targeted Returns on Average Net Assets Increases in Customer Satisfaction Other Business Units Operating Earnings Contribution Achievement of Business Unit specific goals

ISS Report Comments ISS recommends "Yes" vote for all proposals except the 2003 Equity Incentive Plan 89.7 current Corporate Governance Quotient Commended for structure of the Plan, specifically mentioning the forbidding of repricing and the presence of term limits ISS calculates cost of 11.85% vs cap of 8.56% ISS calucation uses 200-day average stock price We estimate that the Plan passes ISS if 30-day average stock price is used (closer to historical mean valuation)

Requesting your vote for additional authorization Proven correlation between equity grants and financial performance Overhang level will potentially decline as the P/E multiple returns to its historical range Our annual grants have been in line with peers; Growth in overhang has resulted from P/E multiple declines, not excessive grants Continued grants are essential to enable us to motivate and retain our top performers We are committed, over time, to repurchasing stock to help offset option exercise dilution